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Exhibit 10.4

May 21, 2004

Harry C. Hagerty III
c/o Caesars Entertainment, Inc.
3930 Howard Hughes Parkway
Las Vegas, NV 89109

  Re:
  Separation Agreement and General Release

        This letter agreement ("Separation Agreement") confirms our understanding and agreement with respect to your separation from Caesars Entertainment, Inc. (formerly known as Park Place Entertainment Corporation) ("CE" or the "Company"):

        1.     Your last day of employment and your authority to act as our representative will be effective as of May 12, 2004 ("Termination Date"). After the Termination Date, you will cooperate with the Company as reasonably required until May 31, 2004 to assist in the transition of your duties.

        2.     The Company will: (1) pay your base salary until May 31, 2004; (2) reimburse you for any un-reimbursed business expenses in accordance with Company policy; and (3) pay you a lump sum payment of $28,846.15, less usual payroll deductions, representing any unused vacation that has accrued as of your Termination Date.

        3.     You will receive the following payments and benefits if you execute this Separation Agreement and the General Release, which is attached as Schedule 1, and do not revoke the General Release within the time period described therein:

  a.
  A lump sum payment of $716,056.00, less usual payroll deductions, paid as of the date following the effective date of the un-revoked General Release;

  b.
  A lump sum payment of $588,750.00, less usual payroll deductions, paid as of the date following the effective date of the un-revoked General Release;

  c.
  A lump sum payment of $312,329.00, less usual payroll deductions, reflecting the Annual Bonus Amount, as that term is defined in your March 14, 2002, Employment Agreement with the Company ("Employment Agreement"), paid as of the date following the effective date of the un-revoked General Release;

  d.
  Continuation of your health and dental benefits at the same level of coverage you received as of your Termination Date, through February 28, 2005 (your coverage, however, may be continued, at your own expense, beyond February 25, 2005, in accordance with the Consolidated Omnibus Budget Reconciliation Act (COBRA));

  e.
  With regard to the convertible securities offering set forth in the letter agreement between the Company and Deutsche Bank Securities Inc. ("DBSI"), dated March 18, 2004 ("DBSI Agreement"), the Company will request that DBSI consent to a waiver of the restrictions on your ability to dispose of shares of "Common Stock" or to enter into any "Hedging Transaction" during the "Lock-up Period" as those terms are defined in the DBSI Agreement; provided, however, that the decision to grant the waiver will be at the sole discretion of DBSI, and the Company does not guarantee that such consent will be obtained from DBSI;

  f.
  You may retain the laptop that was issued to you by the Company, provided that: (1) you remove and do not retain any Company confidential or proprietary programs, software, data and/or information contained on the laptop; and (2) you provide the Company, if it so desires, with access to the computer to verify that you have done so;

  g.
  The Company shall permit you to use the TPC Summerlin Golf Club for a period of twelve months following the Termination Date, provided you pay any dues and fees associated therewith; and

  h.
  The Company will allow you to remove your personal belongings from your office, and ensure that a Company representative is present, at a mutually agreeable time and date; provided that the mutually agreeable date is no later than May 31, 2004.

        Unless otherwise provided in this Separation Agreement, the benefit plans, by COBRA or by other law, your right to participate in any of CE's benefit plans shall cease as of your Termination Date. In addition, there shall not be further vesting of stock options or SRU's, but those vested as of the date of this Separation Agreement (which are set forth in the attached Schedule 2) shall be governed exclusively by the terms of the applicable plans. You agree that this Separation Agreement provides you with valuable consideration in excess of that to which you are otherwise entitled, and that you will not seek any further payments from CE other than benefits to which you were entitled prior to the Termination Date.

        4.     You covenant that you will fully comply with your obligations under your Judgment for Divorce Nisi and make any and all payments to your ex-spouse Lisa Griffin Hagerty f/k/a/ Mary Elisabeth Hagerty required as a result of the payments and benefits provided to you herein.

        5.     You acknowledge and reaffirm that you are bound by: (a) subparagraph 6A(1) of your Employment Agreement for a period of six (6) months from the Termination Date; (b) subparagraph 6A(2) and (3) of the Employment Agreement for a period of twelve (12) months from the Termination Date; and (c) subparagraph 6A(4) for a period of five (5) years from the Termination Date.

        6.     The Company will issue a press release regarding your separation and will consult with you regarding the substance and content of the press release.

        7.     This Separation Agreement, the General Release, and Paragraphs 6, 9, 10, 11, 12, 13, 14, and 15 of the Employment Agreement (collectively referred to as the "Separation Agreement and General Release") constitute the complete agreement between you and CE, and supersedes any and all oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement. The Separation Agreement and General Release may only be modified or amended by a writing signed by you and Executive Vice President, Human Resources, West and Midsouth of CE, or his designee.

        8.     The provisions of this Separation Agreement and General Release are severable, and if any one or more provisions may be determined to be illegal or otherwise enforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable, shall nevertheless be binding and enforceable.

        9.     By signing below, you indicate that you have carefully read and understood the terms of the Separation Agreement and General Release, and that you enter into the Separation Agreement and General Release knowingly, voluntarily and of your own free will. You understand the terms and significance of the Separation Agreement and General Release, and intend to abide by their provisions without exception.

Very truly yours,
/s/ STEVEN F. BELL Steve Bell Executive Vice President Human Resources, West and Midsouth
Agreed and Accepted:
/s/ HARRY C. HAGERTY III Harry C. Hagerty III
May 25, 2004 Date

WITNESSED:
/s/ STEVEN F. BELL

STATE OF NEVADA
COUNTY OF CLARK                                        ss.

        I CERTIFY that on May 25, 2004, Harry C. Hagerty III personally came before me and acknowledged under oath, to my satisfaction, that he is named in and personally signed this document; and signed, sealed and delivered this document as his act and deed.

/s/ JUDITH K. SCHAFFER Notary Public

Schedule 2

Stock Options and SRUs Vested As Of The Termination Date

Harry Hagerty

1.
125,000 shares at $10.640 granted pursuant to the Notice of Stock Options and Option Agreement, effective March 25, 2002 (Option Number 00001551);

2.
18,750 shares at $7.145 granted pursuant to the Notice of Stock Options and Option Agreement, effective March 25, 2003 (Option Number 00001933); and

3.
12,800 SRU's at $7.145 granted pursuant to the Park Place Entertainment Corporation Supplemental Retention Plan, effective March 25, 2003 (Option Number 00001934)

Lisa Hagerty

1.
75,000 shares at $10.640 granted pursuant to the Notice of Stock Options and Option Agreement, effective March 25, 2002 (Option Number 00001947);

2.
6,250 shares at $7.145 granted pursuant to the Notice of Stock Options and Option Agreement, effective March 25, 2003 (Option Number 00001948);

3.
3,200 SRU's at $7.145 granted pursuant to the Park Place Entertainment Corporation Supplemental Retention Plan, effective March 25, 2003 (Option Number 00001949)

Schedule 1

GENERAL RELEASE

        1.     I, Harry C. Hagerty III, for and in consideration of certain payments to be made and the benefits to be provided to me under Section 8 of my Employment Agreement dated as of March 14, 2002 (the "Employment Agreement") with Park Place Entertainment Corporation (now known as Caesars Entertainment, Inc.) (the "Company"), and as specifically set forth under the Separation Agreement, dated May 21, 2004 (the "Separation Agreement"), and conditioned upon such payments and provisions, do hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its subsidiaries and affiliates, their officers, directors, shareholders, partners, employees and agents, their respective successors and assigns, heirs, executors and administrators (hereinafter collectively included within the term the "Company"), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which I ever had, now have, or hereafter may have, or which my heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of my employment with the Company to the effective date of this General Release, including matters arising from or relating in any way to my employment relationship and the termination of my employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. §621 et seq., the Americans with Disabilities Act ("ADA"), 42 U.S.C. § 2000e et seq., Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 et seq., the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514A, the New Jersey Law Against Discrimination, N.J.S.A. § 10:5-1 et seq., the Nevada anti-discrimination statutes, N.R.S. §§ 613.310-435, and the New Jersey Conscientious Employee Protection Act, N.J.S.A. § 34:19-1 et seq., any contracts between the Company and me and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that this General Release shall not apply to any entitlements under the terms of the Separation Agreement or under any other plans or programs of the Company in which I participated and under which I have accrued and become entitled to a benefit.

        2.     Subject to the limitations of paragraph 1 above, I expressly waive all rights afforded by any statute that expressly limits the effect of a release with respect to unknown claims. I understand the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims which provides as follows:

    A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

        3.     I hereby agree and recognize that my employment by the Company was permanently and irrevocably severed on May 12, 2004, and the Company has no obligation, contractual or otherwise to me to hire, rehire or re-employ me in the future. I acknowledge that the terms of the Separation Agreement provide me with payments and benefits which are in addition to any amounts to which I otherwise would have been entitled.

        4.     I hereby agree and acknowledge that the payments and benefits provided by the Company are to bring about an amicable resolution of my employment arrangements and are not to be construed as an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company and that this General Release is made voluntarily to provide an amicable resolution of my employment relationship with the Company and the termination of my employment under the Employment Agreement.

        5.     I hereby certify that I have read the terms of this General Release, that I have been advised by the Company to discuss it with my attorney, and that I understand its terms and effects. I acknowledge, further, that I am executing this General Release of my own volition with a full understanding of its terms and effects and with the intention of releasing all claims recited herein in exchange for the consideration described in the Separation Agreement, which I acknowledge is adequate and satisfactory to me. None of the above-named parties, nor their agents, representatives, or attorneys have made any representations to me concerning the terms or effects of this General Release other than those contained herein.

        6.     I hereby acknowledge that I have been informed that I have the right to consider this General Release for a period of 21 days prior to execution, although I may sign it sooner if I desire. I also understand that I have the right to revoke this General Release for a period of seven days following execution by giving written notice to the Company at 3930 Howard Hughes Parkway, Las Vegas, NV 89101, Attention: General Counsel. If I do not exercise this right during the seven-day revocation period, this General Release shall become effective on the eighth day following execution. If I exercise this right during the seven-day revocation period, the Separation Agreement and this General Release shall be null and void.

        Intending to be legally bound hereby, I execute the foregoing General Release this 25th day of May, 2004.

/s/ STEVEN F. BELL Witness	/s/ HARRY C. HAGERTY III Harry C. Hagerty III

STATE OF NEVADA
COUNTY OF CLARK                                        ss.

        I certify that on May 25, 2004, Harry C. Hagerty III personally came before me and acknowledged under oath, to my satisfaction, that he is named in and personally signed this document; and signed, sealed and delivered this document as his act and deed.

/s/ JUDITH K. SCHAFFER Notary Public

QuickLinks

  Exhibit 10.4
Schedule 2
Schedule 1